Exhibit 10.3

2017 PURSUIT ATTRACTIONS AND HOSPITALITY, INC.
OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

For Non-Employee Directors

Restricted Stock Units (“Units”) are hereby awarded by Pursuit Attractions and Hospitality, Inc. (the “Company”), a Delaware corporation, effective [_______] (“Grant Date”), to [______] (“Director”) in accordance with the following terms and conditions:

1. Unit Award. The Company hereby awards the Director [____] Units (the “Award”) pursuant to the 2017 Pursuit Attractions and Hospitality, Inc. Omnibus Incentive Plan, as amended and restated effective May 24, 2022 (and as may otherwise be amended from time to time, the “Plan”), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth. Any capitalized term used but not defined herein shall have the meaning given to such term in the Plan. The Award represents the right to be issued on a future date the number of Shares that is equal to the number of Units set forth above, as modified in accordance with paragraph 6 and Section 4.6 of the Plan.

2. Vesting; Restrictions on Transfer.

(a) The Award and Units granted hereunder will vest in full on the one (1) year anniversary of the Grant Date (the “Vesting Date”), subject to the terms of this Agreement. Once vested, the Units will settle in Shares as set forth in paragraph 5, subject to forfeiture and repayment pursuant to paragraph 3.

(b) The Board shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any unvested Units or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

(c) Except as may otherwise be provided in the Plan, the Award is not transferable, except by will or the laws of descent and distribution.

3. Forfeiture and Repayment Provisions.

(a) Termination of Service. Except as provided in this paragraph 3 or as otherwise may be determined by the Board in its absolute discretion on a case by case basis, if the Director’s service with the Company ceases prior to the Vesting Date, the Units shall be forfeited.

(i) If the Director’s service with the Company ceases due to (1) an involuntary termination without Cause (as defined below) occurring at any time prior to the Vesting Date, or (2) unforeseen hardship, or circumstances beyond the control of the Director, as reasonably determined by the Committee, in its absolute discretion (a “Hardship Termination”), occurring within the first six (6) months following the Grant Date, a pro rata portion of the Units, calculated based on the percentage of time such Director served as a director of the Company from the Grant Date through the date such Director ceases to be a director of the Company (the “Termination Date”), will vest on the Termination Date.

(ii) If the Director’s service with the Company ceases (1) due a Hardship Termination occurring on or after the six (6) month anniversary of the Grant Date or (2) due to the Director’s death or total or partial disability occurring at any time prior to the Vesting Date, all unvested Units will vest on the Termination Date.

(iii) If the Director’s service with the Company is involuntarily terminated by the Company for Cause, all unvested Units will immediately be cancelled and forfeited.

(iv) As used herein, the term "Cause" means (1) the conviction of the Director for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Director’s duties of service to the Company, or (3) willful and deliberate failure on the part of a Director to perform his or her duties of service to the Company in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether "Cause" exists, and its determination will be final.

(b) Misconduct. Unless a Change in Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by the Director with respect to the Units and the Shares underlying the Units shall be paid by the Director to the Company, if the Company reasonably determines that during Director’s service with the Company or any of its Affiliates:

(1) Director knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of the Company or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Company applicable to Director or of the Always Honest compliance program or similar program of the Company; or

(2) Director was aware of and failed to report, as required by any code of ethics of the Company applicable to Director or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Company applicable to Director or of the Always Honest compliance program or similar program of the Company.

(ii) Director consents to the deduction from any amounts the Company or any of its Affiliates owes to Director to the extent of the amounts Director owes the Company under this paragraph 3(b).

(c) Non-Disparagement. Unless a Change in Control shall have occurred after the date hereof, if the Company reasonably determines that at any time within two (2) years after the lapse of the Restriction Period, Director has engaged in any direct or indirect intentional disparagement of the Company, then all payments (without regard to tax effects) received directly or indirectly by the Director with respect to the Units (and the Shares underlying the Units) which vest during the two (2) year period prior to the Company's determination shall be paid by Director to the Company, or the Shares underlying such Units shall be returned to the Company. Director consents to the deduction from any amounts the Company or any of its Affiliates owes to Director to the extent of the amounts Director owes the Company under this paragraph 3(c).

(d) The Company’s reasonable determination required hereunder shall be made by the Committee.

4. Director's Rights. The Units will not have voting, dividend, or other rights uniquely associated with common stock.

5. Settlement of Vested Units. Promptly following the vesting of any Units (but in no event later than March 15 of the year following the year in which the Units vest), the Company shall issue Director a number of Shares equal to the number of Units that vest on the Vesting Date (or, if earlier, the Termination Date pursuant to paragraph 3(a) or the consummation of a Change in Control pursuant to paragraph 7).

6. Adjustments for Changes in Capitalization of Company. In accordance with Section 4.6 of the Plan, in the event of a change in the Shares through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Company while the Award is outstanding, the number of Units subject to the Award shall be appropriately adjusted and the determination of the Board as to any such adjustments shall be final, conclusive and binding upon the Director. Any Units or other securities received, as a result of the foregoing, by the Director with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.

7. Effect of Change in Control. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, all outstanding and unvested Units shall immediately vest in full as of the date of consummation of such Change in Control.

8. Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Committee may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Director, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

9. Compliance with Law. Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

10. Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Code Section 409A (“Section 409A”). To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A, it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six-month period if payable to a “specified employee” (within the meaning of Section 409A). The Director shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Director shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Company, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

Dated effective [___]	PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

By:

This Restricted Stock Units Agreement shall be effective only upon execution by Director and delivery to and receipt by the Company.

ACCEPTED:

Director